Date: June !4, 2005
İstanbul cıty

Addition two (2) to the general agreement on strategic partnership and joint activity dated December 7, 2004:

Statement of transfer and acceptance of accomplished works.

«The Sahara Group Inc» and its operational partner **«Firecreek Petroleum, Inc.»** on one side, and
International Integration Oil and Gas Construction Sındicate
«Mınneftegazstroi» on the other side, agreed on the following:
- Accordıng to the article 1, point 1.1. of General Agreement and based on paragraph 8 (Scientific Service of Program) of Addition One to the General Agreement «Minneftegazstroi» transfers and «The Sahara Group» and «Operator» accepts and reimburses during 14 (fourteen) days from the date of signing of given Addition Two (2) - sum of **210 (two hundred and ten) thousand USD** on the base of paragraph 8, points 3, 4, 5, since Works have been accomplished and submitted as hard copies and on electronic carrıer in two languages – Russian and English.
- Sides agreed that the work according to paragraph 8, point 3 «Expert-analytical study of hydrocarbon raw materials fields in Krasnodarski Krai», to point 4 «Expert-analytical study of hydrocarbon raw materials fields in Stavropol'ski Krai», to point 5 «Expert-analytical study of hydrocarbon raw materials fields in Republıc of Kalmykia and sea shelf of Caspian Sea» have been accomplished entirely and at a high scientific-research level.

Signatures of the parties:

For «MİNNEFTEGAZSTROİ»
General Director
International Syndicate
«MİNNEFTEGAZSTROİ» **Yahya I. Alibekov**

FOR THE SAHARA GROUP
Chairman and Managing Director
«THE SAHARA GROUP» ______________ **Rusbek Bisultanov**

President
«FIRECREEK PETROLEUM, INC»
and Vice President: Operations
«The Sahara Group» ______________ **John R. Taylor**